Exhibit 99.4
TENDER AND SUPPORT AGREEMENT
This TENDER AND SUPPORT AGREEMENT (this "Agreement"), dated as of February 4, 2015, is entered into by and among Eagle Parent Holdings, LLC, a Delaware limited liability company ("Parent"), Eagle Acquisition Sub, Corp., a Delaware corporation ("Acquisition Sub"), and the Persons listed as "Stockholder" on the signature page hereto (collectively, "Stockholder").  Capitalized terms used in this Agreement and not defined have the meaning given to such terms in the Merger Agreement (as defined below).
WITNESSETH:
WHEREAS, simultaneously with the execution of this Agreement, Parent, Acquisition Sub and E2open, Inc., a Delaware corporation (the "Company") have entered into that certain Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which, among other things, Acquisition Sub will commence a tender offer (the "Offer") for each of the issued and outstanding Company Shares (as defined below) of the Company for $8.60 in cash per share (the "Offer Price"), and following completion of the Offer, Acquisition Sub will be merged with and into the Company (the "Merger") as a result of which all of the then-outstanding Company Shares, and all rights to purchase or otherwise acquire any Company Shares, including Company Options and Company Restricted Stock Units, not tendered in the Offer will be canceled and converted into the right to receive payment as set out in the Merger Agreement, and following the Merger of the Company with the Merger Sub, the Company will thereupon become a wholly owned subsidiary of Parent;
WHEREAS, as of the date hereof, Stockholder is the Beneficial Owner (as defined below) of the Company Shares set forth on the signature page of this Agreement; and
WHEREAS, as a condition and inducement to Parent's and Acquisition Sub's willingness to enter into the Merger Agreement, Parent has requested Stockholder, and Stockholder has agreed, in its capacity as a stockholder of the Company, to tender and vote the Subject Shares (as defined below) in accordance with the terms and conditions set forth herein.
NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties hereto agree as follows:
1.            Agreement to Tender.

1.1            Tender of Shares. Stockholder agrees to promptly (and, in any event, not later than five (5) Business Days after commencement of the Offer and not later than three (3) Business Days after Stockholder acquires Beneficial Ownership of any additional Subject Shares) and validly tender, or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the Subject Shares (free and clear of any Liens or restrictions, except for any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent Stockholder from tendering the Subject Shares in accordance with this Agreement or otherwise complying with Stockholder's obligations under this Agreement). Notwithstanding anything in this Agreement to the contrary, nothing herein shall require Stockholder to exercise any Company Option or other equity award or require Stockholder to purchase any Company Shares, and nothing herein shall prohibit Stockholder from exercising any Company Option held by such Stockholder as of the date of this Agreement.

1.2            No Withdrawal. Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any Company Shares from the Offer unless and until the earlier to occur of (i) the expiration of the Offer without Acquisition Sub having accepted for payment any Company Shares tendered in the Offer or (ii) termination of this Agreement in accordance with Section 6.3 hereof.

1.3            Conditional Obligation. Stockholder acknowledges and agrees that Acquisition Sub's obligation to accept for payment Company Shares tendered into the Offer, including the Subject Shares tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

2.            Voting Agreement; Grant of Proxy,

2.1            Voting Agreement.  Stockholder hereby agrees that, during the Support Period, Stockholder will not vote any Subject Shares in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action, the consummation of which would frustrate the purposes, or prevent or materially delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters that would result in a breach of any obligations or agreements of Stockholder under this Agreement.  Nothing herein shall limit the ability of Stockholder to vote its Subject Shares in its sole discretion on any matters other than the matters set forth in the first sentence of this Section 2.1.

2.2            Irrevocable Proxy. Stockholder hereby revokes (or agrees to cause to be revoked as promptly as reasonably practicable and in any event within five (5) Business Days of the date hereof) any and all previous proxies granted with respect to the Subject Shares.  By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in Stockholder's name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.1 above as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to the Subject Shares.  The proxy granted by Stockholder pursuant to this Section 2.2 is irrevocable and is granted in consideration of Parent and Acquisition Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.1 above. The proxy granted by Stockholder shall be revoked, terminated and of no further force or effect, automatically and without further action, upon termination of this Agreement in accordance with Section 6.3 hereof.

3.            Representations and Warranties of Stockholder.  Stockholder represents and warrants to Parent that:

3.1            Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a legal, valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally, to rules of law governing specific performance, injunctive relief and other equitable remedies, to approval by the Company Board of this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby for purposes of Section 203 of the DGCL and to the federal securities laws and rules promulgated thereunder.  If this Agreement is being executed in representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

3.2            Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any Law applicable to Stockholder or the transactions contemplated herein or in the Merger Agreement, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice or lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under, any provision of any Contract binding on Stockholder or any of Stockholder's properties or assets, including the Subject Shares or (iv) result in the imposition of any Lien on any asset of Stockholder, including the Subject Shares.

3.3            Ownership of Shares; Voting. Stockholder is, or will be, as applicable, the Beneficial Owner of the Subject Shares, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), except for (i) any restrictions provided herein and (ii) any applicable restrictions on transfer under the Securities Act and the rules and regulations promulgated thereunder that would not in any event prevent Stockholder from tendering the Subject Shares in accordance with this Agreement or otherwise complying with Stockholder's obligations under this Agreement.  Stockholder has, or will have control over the Person who has, sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Subject Shares.  For purposes of this Agreement, "control", as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

3.4            Total Shares. Except for (x) the Subject Shares and (y) the Company Stock Options and Company Restricted Stock Units set forth opposite Stockholder's name in Section 4.6 of the Company Disclosure Letter, if any, Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

3.5            Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Acquisition Sub or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder solely in Stockholder's capacity as a stockholder of the Company.

3.6            No Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder that would reasonably be expected to impair the ability of Stockholder to perform Stockholder's obligations hereunder or consummate the transactions contemplated hereby.

4.            Representations and Warranties of Parent and Acquisition Sub.  Parent and Acquisition Sub represent and warrant to Stockholder:

4.1            Corporation Authorization. The execution, delivery and performance by Parent and Acquisition Sub of this Agreement and the consummation by Parent and Acquisition Sub of the transactions contemplated hereby are within the limited liability company powers of Parent and the corporate powers of Acquisition Sub and have been duly authorized by all necessary company or corporate action, respectively.  This Agreement constitutes a valid and binding agreement of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors' rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

5.            Covenants of Stockholder.  Stockholder hereby covenants and agrees that:

5.1            No Proxies for, Encumbrances on or Disposition of Shares; Transfer of Voting Rights. During the Support Period, except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any Subject Shares, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any Subject Shares, or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere with the performance of Stockholder's obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions and, other than matters regarding which the Company has already notified Parent pursuant to the Merger Agreement, agrees to notify Parent and Acquisition Sub promptly, and to provide all details reasonably requested by Parent or Acquisition Sub, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any Subject Shares into or otherwise in connection with any tender or exchange offer, except pursuant to the Offer.  Notwithstanding the foregoing, Stockholder may transfer Subject Shares to (i) any affiliate, stockholder, member or partner of Stockholder or (ii) immediate family members or a trust for the benefit of Stockholder; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a written Contract, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.  During the Support Period, Stockholder shall not deposit, or permit the deposit of, any Subject Shares in a voting trust, grant any proxy in respect of any Subject Shares, or enter into any voting or similar Contract in contravention of the obligations of such Stockholder under this Agreement with respect to any of the Subject Shares.

5.2            Other Offers. Neither Stockholder (in Stockholder's capacity as such), nor any of Stockholder's Subsidiaries, if any, shall, nor shall Stockholder or any of Stockholder's Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and Stockholder shall instruct, and cause each applicable Subsidiary of Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate, cause or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Acquisition Sub or any designees of Parent or Acquisition Sub) access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to induce the making, submission or announcement of, or the intent to encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal; or (iv) enter into any Contract contemplating or otherwise relating to an Acquisition Transaction. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of Stockholder or Representatives of Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 5.2 by Stockholder.  Stockholder shall, and shall cause its Subsidiaries and its and their respective Representatives to immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal.  Unless the Company has already notified Parent pursuant to the Merger Agreement, Stockholder shall promptly (and in any event within one (1) Business Day) notify Parent if it becomes aware of any receipt by Stockholder, its Subsidiaries or Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such Acquisition Proposal).  Unless the Company has already notified Parent pursuant to the Merger Agreement, Stockholder shall keep Parent reasonably informed of the status and material terms of any such Acquisition Proposal known to Stockholder, request or inquiry (and Stockholder shall provide Parent with copies of any additional written materials received by it that relate to such Acquisition Proposal, inquiry or request). Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.

5.3            Communications. During the Support Period, Stockholder, and each of Stockholder's Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement (including in respect of a Board Recommendation Change made pursuant to the Merger Agreement).  Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Acquisition Sub and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) Stockholder's identity; (b) Stockholder's Beneficial Ownership of the Subject Shares; and (c) the nature of Stockholder's commitments, arrangements and understandings under this Agreement, and any other information that Parent, Acquisition Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Acquisition Sub and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.

5.4            Additional Shares. In the event that Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional Company Shares or other interests in or with respect to the Company, such Company Shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement and deemed "Subject Shares", and the number of Subject Shares set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent and Acquisition Sub of any such event.

5.5            Waiver of Appraisal and Dissenters' Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Subject Shares or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Legal Proceeding, against Parent, Acquisition Sub, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Legal Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement or the transactions contemplated thereby.

5.6            Certain Restrictions. Stockholder shall not, directly or indirectly, take any action that would make any representation or warranty of Stockholder contained herein untrue or incorrect.

6.            Miscellaneous.

6.1            Other Definitional and Interpretative Provisions. The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation," whether or not they are in fact followed by those words or words of like import. The word "or" has the inclusive meaning represented by the phrase "and/or." "Writing," "written" and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

6.2            Further Assurances. Stockholder shall, to the extent requested by Parent, promptly: (i) use commercially reasonable efforts to cause each other Person having voting power with respect to any Subject Shares to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.2 above; and (ii) upon request, surrender the certificates representing the Subject Shares, and use commercially reasonable efforts to request the certificates representing any other outstanding Subject Shares, to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

6.3            Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination or expiration of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any knowing and intentional breach of any provision of this Agreement prior to such termination.

6.4            Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.5            Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of Stockholder's rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

6.6            Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof.

6.7            Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

6.8            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.9            Specific Performance. The parties hereto agree that irreparable damage to Parent or Acquisition Sub would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Acquisition Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder's performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Acquisition Sub may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Acquisition Sub.

6.10            Defined Terms. For the purposes of this Agreement:

(a)            Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(b)            Stockholder shall be deemed to "Beneficially Own" or to have acquired "Beneficial Ownership" of a security if Stockholder (a) is the record owner of such security; or (b) is the "beneficial owner" with respect to the investment authority of such security (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(c)            "Company Shares" shall mean shares of common stock, par value $0.001 per share, of the Company.

(d)            "Subject Shares" shall mean any Company Shares that are owned, or hereafter acquired (including through the exercise or settlement of Company Options or Company Restricted Stock Units), by the Stockholder, or for which the Stockholder otherwise becomes the record or beneficial owner (within the meaning of Rule 13d-3 of the Exchange Act), prior to the end of the Support Period.

(e)            "Support Period" shall mean the period from the date of this Agreement through the earlier of (i) the date upon which the Merger Agreement is validly terminated, (ii) the Effective Time, and (iii) an amendment to the Merger Agreement that decreases, or changes the form of, the consideration to be received in the Offer or the Merger.

6.11            Action in Stockholder's Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company.  Stockholder signs this Agreement solely in Stockholder's capacity as a Beneficial Owner of the Subject Shares, and nothing herein shall limit or affect any actions taken in Stockholder's capacity as an officer or director of the Company, including complying with or exercising such Stockholder's fiduciary duties as a member of the Company Board.

6.12            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below:
if to Parent or Acquisition Sub, to:
Eagle Parent Holdings, LLC
c/o Insight Venture Partners
1114 Avenue of the Americas
36th Floor
Attention: Blair Flicker
Facsimile No.: (212) 230-9272

with a copy to:
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Morgan D. Elwyn and Gordon Caplan
Facsimile No.: (212) 728-9981
if to Stockholder, to: the address for notice set forth on the signature page hereto with a copy to:
Crosspoint Venture Partners
43575 Mission Blvd., #512
Fremont, CA 94539
Facsimile No.: (650) 645-6555
6.13            Submission to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 6.12 hereof or in such other manner as may be permitted by applicable Law, and nothing in this Section 6.13 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, any federal or other state court within the State of Delaware); (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.  Each of the parties hereto agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

6.14            Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 6.14.

6.15            Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.16            Waiver. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.17            No Ownership Interest. All rights, ownership and economic benefits of and relating to the Subject Shares at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the Subject Shares, except as otherwise specifically provided herein, or in the performance of Stockholder's duties or responsibilities as a stockholder of the Company.

6.18            Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.
PARENT: EAGLE PARENT HOLDINGS, LLC
By: /s/ Ross Devor
Name: Ross Devor
Title: Vice President

ACQUISITION SUB: EAGLE ACQUISITION SUB, CORP.
By: /s/ Ross Devor
Name: Ross Devor
Title: Vice President

[Signature Page to Tender and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

STOCKHOLDER: CROSSPOINT VENTURE PARTNERS 2000, L.P. By: CROSSPOINT ASSOCIATES 2000, L.L.C. Its General Partner
By: /s/ John B. Mumford
Name: John B. Mumford
Title: Managing General Partner

SUBJECT SHARES: 172,701 Shares

STOCKHOLDER: CROSSPOINT VENTURE PARTNERS 2000 (Q), L.P. By: CROSSPOINT ASSOCIATES 2000, L.L.C. Its General Partner
By: /s/ John B. Mumford
Name: John B. Mumford
Title: Managing General Partner

SUBJECT SHARES: 1,505,882 Shares

[Signature Page to Tender and Support Agreement]